Exhibit 16.1

G. BRAD BECKSTEAD
Certified Public Accountant

3300 Warm Springs
Las Vegas, NV 89119
702.257.1984
702.362.0540 (fax)

August 7, 2002

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen/Madams:

I was previously the principal accountant for Marine Jet Technology Corp. (the "Company") and reported on the financial statements of the Company for the year ended December 31, 2000. Effective January 15, 2002, my appointment as principal accountant was terminated. I have read the Company's statements included under Item 3 of its Form 10-SB/A dated July 24, 2002, and I agree with such statements, except that I am not in a position to agree or disagree with the Company's statement that the change was approved by the Board of Directors or that Chavez & Koch, CPA's Ltd. was not engaged regarding any matter requiring disclosure under Regulation S-K Item 304 (a)(2). I disagree with the December 31, 2000 financial statements as submitted to the Commission in the Form 10-SB/A dated July 24, 2002. Further, I do not consent to the reference of my audit for the year ended December 31, 2000 because the financial statements need to be restated based on the information provided subsequent to the audit report date.

Sincerely,

/s/ G. Brad Beckstead
G. Brad Beckstead, CPA